Exhibit 10.1

STARWOOD WAYPOINT RESIDENTIAL TRUST
EQUITY PLAN

AMENDMENT TO PERFORMANCE SHARE AWARD AGREEMENT

THIS AMENDMENT TO PERFORMANCE SHARE AWARD AGREEMENT (this “Amendment”), dated as of August 9, 2017 (the “Effective Date”), is made by and between Starwood Waypoint Homes, a Maryland real estate investment trust (the “Company”), and [•] (the “Grantee”).

WHEREAS, the Company previously adopted the Starwood Waypoint Residential Trust Equity Plan (the “Plan”), pursuant to which the Company may grant to the Grantee restricted share units, the payment of which may be subject to performance vesting and forfeiture conditions (“Performance Shares”);

WHEREAS, on February 2, 2017, the Company granted Performance Shares to the Grantee pursuant to a Performance Share Award Agreement (the “Award Agreement”).

WHEREAS, the Company desires to amend the Award Agreement as provided for herein.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.Amendment of Award Agreement

Section 2(d)(iv) of the Award Agreement is hereby amended to read as follows:

(iv)Notwithstanding the foregoing, if a Change of Control occurs, then any as yet unvested Performance Shares credited to the Grantee’s account hereunder shall become immediately vested, payable and free of transfer restrictions in accordance with the following: (a) the shares that will vest as a result of the NOI Growth Performance Factor and the Absolute Shareholder Return Performance Factor shall be based upon the Company’s actual performance as of the Change of Control relative to the respective performance levels set forth above, provided, that such performance levels shall be pro rated according to that portion of the Performance Period that will have elapsed as of the Change of Control (for example, if the Change of Control were December 31 of the second year of the Performance Period, the NOI Growth threshold performance would be 6%, the NOI Growth Target Performance would be 8% and the NOI Growth Maximum Performance would be 10%); and (b) the shares that will vest as a result of the Index Shareholder Return Performance Factor shall be based upon the Company’s actual performance as of the consummation of the Change of Control relative to the respective performance level set forth above.  In each case, in the event of vesting under such conditions, such payment shall be made or deemed made immediately preceding and effective upon the occurrence of such Change of Control.

Exhibit 10.1

Section 2.Miscellaneous

(a)Entire Agreement.  The Award Agreement, as amended by this Amendment, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(b)Counterparts.  This Amendment to the Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment to the Award Agreement has been executed and delivered by the parties hereto, and shall be effective, as of the Effective Date.

STARWOOD WAYPOINT HOMES

By:
Name:
Title:

GRANTEE

Name: